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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

         This Agreement is made and entered into this 18th day of December, 2002, (the "Agreement Date") by and between DCB Financial Corp. and its wholly-owned subsidiary The Delaware County Bank and Trust Company (collectively, the "Bank"), an Ohio-chartered FDIC-insured nonmember bank and Jeffrey Benton ("Executive"), an individual. (The Bank and Executive will be referred to collectively herein as the "Parties.")

         In consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.       EMPLOYMENT

         a. The Bank agrees to employ Executive and Executive agrees to serve as the President and Chief Executive Officer of the Bank. As President and Chief Executive Officer, Executive will devote his full professional time to rendering administrative and management services such as are customarily performed by persons situated in similar executive positions. Executive will perform such other duties as the Board of Directors of the Bank (the "Board," which may with respect to any of its obligations hereunder designate a member or committee thereof to perform such obligation) may from time to time reasonably direct.

         b. The Bank agrees that during the term of Executive's employment as President and Chief Executive Officer, the Board will nominate Executive to stand for election as a Director of the Bank. Executive agrees to serve as a Director of the Bank if elected by the shareholders, but agrees that he shall have no vote regarding matters pertaining to his employment as President and Chief Executive Officer, including but not limited to his duties, responsibilities, goals, job performance, and compensation, and further agrees that he may from time to time be excused by the Board from discussions regarding such matters and that the Board may in its sole discretion meet with other senior Bank managers out of the Executive's presence. However, upon termination for any reason of Executive's employment hereunder, Executive will immediately resign as a Director of the Bank and will sign all documents necessary to accomplish such resignation. In the event Executive refuses to sign documents necessary to so resign then this document will act as the resignation pursuant to this paragraph.

         c. Executive will be furnished with a private office, necessary secretarial assistance, and with such other facilities, amenities, and services as are appropriate for Executive's position and adequate for the performance of the duties hereunder.

         d. Executive represents and warrants that Executive is not a party to any contract or agreement, written or unwritten, that would restrict Executive's ability to be employed by the Bank in the manner specified herein. Executive also agrees not to disclose to the Bank any information Executive is contractually or otherwise legally bound to keep confidential.

                                                                             25.

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2.       TERM OF EMPLOYMENT

         Executive is hereby employed for an initial term commencing on the Agreement Date and ending December 31, 2004. At the end of any calendar year thereafter in which Executive is continuously employed hereunder, this Agreement will be extended for an additional one-year term and Executive for each such one-year extension will for all purposes continue to be considered as employed under this Agreement unless either Party notifies the other in writing no later than December 1 of that calendar year of his or its intent to terminate, for any reason or no reason at all, Executive's employment hereunder.

3.       STANDARDS AND EVALUATION OF PERFORMANCE

         a. Executive agrees to devote Executive's best efforts and full time to the business and affairs of the Bank and to discharge the duties assigned by the Board. Executive will not during Executive's employment hereunder render any services as an employee, independent contractor, consultant, or otherwise, other than to the Bank, except for service on such corporate, civic, or charitable boards or committees as are approved by the Board.

         b. The Board will each contract year provide Executive with performance goals (the "Goals"), Executive's best efforts towards the attainment of which will constitute part of Executive's duties. The Goals for calendar year 2003 are attached as Exhibit A hereto. Executive will provide the Board with no less than quarterly reports on the status of attaining each of the Goals. The Board may in its discretion reasonably adjust the Goals from time to time in response to business conditions.

         c. The Board will conduct an annual performance evaluation of Executive, which process Executive will initiate no later than October 15 of each year.

4.       COMPENSATION AND BENEFITS

         a. Base Salary. The Bank agrees to pay Executive (in addition to any payments under paragraph 1(b) of this Agreement) an initial annual salary of $150,000 (the "Base Salary"), payable on the Bank's regular payroll schedule for other executive employees.

         b. Equity Incentive. Executive will be granted common shares of the capital stock of the Bank (the "Equity Incentive") in an amount of shares determined by dividing $15,000.00 as the numerator by the opening public trading price on the Agreement Date as the denominator and rounding down to the largest whole number of shares. The Equity Incentive will vest on December 31, 2004, regardless of whether Executive remains employed by the Bank.

                                                                             26.

         c. Eligibility for Performance-Based Bonus. The Goals will include standards by which Executive may achieve a performance-based bonus of up to $140,000.00 (the "Potential Bonus") as described below. The Board will consider upward adjustment of the Potential Bonus each year at the time that it sets the Goals. No later than the date 30 days after the completion of audited financial statements for the preceding year (the "Bonus Date"), the Board will in its sole discretion determine the total performance-based bonus for that year (the "Bonus Amount"). It is the Parties' mutual expectation and desire that the Executive's performance will result in the Bonus Amount for each year being at least 65% of the Potential Bonus.

         One-half of the Bonus Amount will be paid as a lump sum cash payment (subject to applicable withholding and payroll taxes) to Executive within 30 days of the Bonus Date. With respect to the other one-half of the Bonus Amount, Executive will be granted the option to purchase common shares of the capital stock of the Bank (the "Performance Bonus Stock Options") at the opening public trading price on the Bonus Date (the "Performance Bonus Exercise Price") in an amount of shares determined by dividing one-half of the Bonus Amount as the numerator by the Performance Bonus Exercise Price as the denominator and rounding down to the largest whole number of shares. The Performance Bonus Stock options will vest as follows:

                  Fraction of Shares        Vesting Date
                      1/3      3 years from the Bonus Date
                      1/3      4 years from the Bonus Date
                      1/3      5 years from the Bonus Date

Vested Performance Bonus Stock Options will be exercisable for up to 10 years following the Bonus Date unless Executive's employment hereunder is terminated under paragraph 5(a) below, in which case all Performance Bonus Stock Options not yet vested on the date of termination will be forfeited. All Performance Bonus Stock Options will provided through a Non-Statutory Stock Option Agreement to be developed by the Bank and approved by the Board.

         It is the Parties' mutual expectation and desire that, in order to demonstrate and establish his commitment to the Bank's shareholders, the Executive will of his own accord purchase capital stock of the Bank in addition to what he may be granted and/or purchase under this paragraph 4(c) and paragraph 4(b) above.

         d. Executive Employee Benefits. Executive will be eligible for all of the Bank's employee benefit plans pursuant to the terms of those plans, as they may be amended from time to time in the Bank's sole discretion.

         e. Reimbursement for Business and Moving Expenses. The Bank will reimburse Executive for reasonable entertainment, travel, lodging and other miscellaneous expenses, whether local or out-of-city, incurred on its behalf and directly related to the performance of Executive's duties hereunder. The Bank further agrees to furnish Executive with a corporate credit card for business use in connection with entertainment, travel, lodging and other

                                                                            27.

miscellaneous expenses. The reimbursement will include the payment of reasonable expenses for attending meetings of trade associations. Executive will submit documentation of the expenses incurred in a form that is satisfactory to the Bank. In order to facilitate Executive's becoming a resident of Delaware County, the Bank will provide up to $5,000 reimbursement for reasonable packing and moving expenses if Executive moves from his current residence to a residence in Delaware County while employed by the Bank and no later than December 31, 2003.

         f. Country Club Membership and Expenses. The Bank agrees to purchase a corporate membership at Dornoch Golf Club in Delaware, Ohio, for use by Executive and other senior managers of the Bank at Executive's directions and to reimburse Executive for any reasonable business-related costs associated therewith. These expenses will be detailed and provided to the Bank in connection with Executive's periodic submission of reasonable entertainment expenses.

         g. Vacation and Leaves. Executive will be entitled, without loss of pay, to an annual vacation of not less than 4 weeks per year, to be scheduled in a reasonable manner by Executive. Vacation time not used within the calendar year will be forfeited. Executive will not be entitled to receive any additional compensation from the Bank for unused vacation time, including upon the termination for any reason of Executive's employment hereunder. Executive will be entitled to such other leaves as are provided for executive employees under Bank policies.

5.       TERMINATION OF EMPLOYMENT AND SEVERANCE PAYMENT

         In addition to either Party's right to terminate Executive's employment hereunder pursuant to paragraph 2 of this Agreement, the Bank may terminate the employment of Executive at any other time, with or without cause, and with or without notice.

         a. If the Bank terminates Executive's employment hereunder because of Executive's dishonesty, incompetence, misconduct, breach of fiduciary duty, failure or refusal to perform the duties and responsibilities assigned under this Agreement (including but not limited to failure to meet the annual budget approved by the Board), willful violation of any law, rule or regulation (other than misdemeanor traffic violations or similar offenses), conviction of a felony or for fraud or embezzlement, or material breach of any provision of this Agreement (hereinafter collectively referred to termination for "Just Cause"), or if Executive resigns or retires for any reason other that provided in paragraph 5(c) below, Executive will have no right to receive any compensation for any period after such termination and any Performance Bonus Stock Options provided for in paragraph 4(c) and not yet vested will be forfeited.

         b. If the Bank terminates Executive's employment hereunder for any reason other than Just Cause then Executive will be entitled to continuation of the Base Salary for a period of 12 months, provided, however, that (i) each monthly payment will be reduced by the amount of wages or other compensation for services rendered earned by Executive during the preceding month from sources other than the Bank and (ii) Executive must use reasonable efforts to obtain such

                                                                             28.

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employment or other work and, upon the Bank's request, provide documentation of such efforts to the Bank's satisfaction.

         c. If the Bank while Executive is employed hereunder merges with, is acquired by, or sells substantially all of its assets to an entity not affiliated with the Bank or an entity created for the express purpose of facilitating such a transaction, Executive will receive the severance payments provided for in and subject to the terms of paragraph 5(b) of this Agreement if Executive resigns employment within one year of the closing date of such merger, acquisition, or sale.

         d. Executive's employment hereunder automatically terminates upon the death of Executive. In the event of such death, Executive's estate will be entitled to receive the compensation due Executive through the last day of the calendar month in which Executive's death occurred.

         e. Special Regulatory Events. Notwithstanding any other provision of this Agreement, the obligations of the Parties will be as follows in the event of any of the following circumstances:

                  i. If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818, the Bank's obligations under this Agreement will be suspended as of the date of service of such notice unless otherwise ordered by a tribunal of competent jurisdiction. If the charges in the notice are dismissed, the Bank may, in its sole discretion, pay Executive all or part of the compensation withheld while the obligations of this Agreement were suspended and reinstate in whole or in part any of the obligations which were suspended.

                  ii. If Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e) or Ohio Revised Code Sections 1121.33 and 1121.34, all obligations of the Bank under this Agreement will terminate as of the effective date of the order.

                  iii.    If the Bank is in default, as defined in Section 3(x)
(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1813(x)(1), or declared insolvent by the Ohio Superintendent of Banks pursuant to Ohio Revised Code Section 1125.09, all obligations under this Agreement will terminate as of the date of default or insolvency, but this provision will not affect any vested rights of the Parties.

                  iv. All obligations under this Agreement may be terminated by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1823(c).

                                                                             29.

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6.       EXECUTIVE'S COVENANTS PROTECTING THE BANK'S BUSINESS RESOURCES

         a. Non-Disclosure of Trade Secrets and Other Confidential Information. Executive acknowledges that Executive has received, and the Bank agrees to continue to provide to Executive on an ongoing basis, certain of the Bank's confidential business information. Executive will not divulge, disclose, reveal, or communicate to any business entity or other person such information or any trade secrets or other information that Executive may have obtained during the term of employment with the Bank concerning any matters affecting or relating to the business of the Bank, including without limitation any of its customers or borrowers (including lists thereof), sales prices (including price lists), costs, plans, technology, processes, policies, techniques, trade practices, finances, accounting methods, methods of operations, trade secrets, or other data considered by the Bank to be confidential information, for so long as such information is not publicly available other than in whole or in part through the efforts of Executive.

         b. Books and Records. Executive will, upon the termination of employment hereunder, surrender and deliver to the Bank all property of the Bank, including any and all customer or price lists, manuals, blueprints, operating plans, books, records, papers and similar items (including all copies thereof in his possession) that contain information regarding the business of the Bank.

         c. Covenant Not to Compete. Executive will not during employment under this Agreement or for a period of 2 years after termination (or, if termination occurs on or before December 31, 2003, for a period of 1 year after termination), regardless of the reason for termination thereof compete with the Bank without the Bank's prior written consent. Executive will be deemed to be competing with the Bank if Executive is self-employed as, employed by, works for, becomes associated with (whether as partner, officer, director, 10% shareholder, consultant, Executive, agent, or otherwise), furnishes information to, or communicates with any of the Bank's customers or borrowers on behalf of any business entity or other person that competes or that may reasonably be construed to compete with the Bank, including but not limited to any business entity that (i) itself or through an affiliated entity produces, markets, or sells products, renders services, or engages in business activities that are the same as, similar to, or otherwise competitive with those of, or under development or research by the Bank and (ii) produces, markets, or sells such products, renders such services, or engages in such activities in the Bank's market area at that time (as that market area may change from time to time).

         Executive acknowledges that Executive is qualified for other comparable employment, including for entities that do not compete with the Bank. Accordingly, Executive represents and warrants that Executive's experience and capabilities are such that this covenant will not prevent Executive from earning an adequate livelihood for Executive and Executive's dependents if this covenant should be specifically enforced against Executive.

                                                                             30.

         d. Other Bank Employees. Executive will not during employment under this Agreement or for a period of 2 years after termination (for any reason) thereof induce or solicit, or attempt to induce or solicit, any other Bank employee to leave employment with the Bank without the Bank's prior written consent.

         e. Remedies for Breach. Executive stipulates that the covenants contained herein are essential for the protection of the trade secrets, confidential business and technological information, customer relationships, and competitive position of the Bank; that a breach of any covenant contained herein would cause the Bank irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Bank would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach. Executive also agrees that Executive will be responsible for attorney fees and other legal expenses incurred by the Bank or its successors or assigns to enforce any of the covenants in this paragraph 6 against Executive.

         f. Tolling Period. The term(s) of any covenant(s) in this paragraph 6 will not run during any time in that Executive is in violation of said covenant(s).

         g. Claims against the Bank Not a Defense. The existence of any claim(s) or cause(s) of action of Executive against the Bank will not constitute a defense to the enforcement by the Bank of any or all of the covenants contained in this paragraph 6.

         h. Survival of Covenants. The covenants in this paragraph 6 will survive the termination of this Agreement.

7.       MISCELLANEOUS

         a. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (i) the Bank and its successors and assigns and (ii) Executive and Executive's heirs and personal representatives.

         b. Notices. All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered via telecopy, overnight delivery, or prepaid certified or registered U.S. Mail, return receipt requested, to the following addresses or to such other address as either party may designate by like notice.

                  If to the Bank, to:
                  Dr. G. William Parker
                  c/o DCB Financial Corp.
                  110 Riverbend Avenue
                  Lewis Center, Ohio 43035


                                                                             31.

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                  If to Executive, to:
                  Jeffrey Benton
                  8140 Crossgate Court North
                  Dublin, Ohio 43017

and to such other additional person(s) or location(s) as either party will have designated to the other party in writing by like notices.

         c. Entire Agreement; Modification. This Agreement contains the entire agreement of the Parties about the subjects in it, and it replaces all prior contemporaneous oral or written agreements, understandings, statements, representations and promises by either party. No supplement, modification, or amendment to this Agreement will be effective and binding unless the same is contained in a writing accepted and duly executed by the Parties.

         d. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

         e. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

         f. Governing Law. This Agreement will, except to the extent that federal law will be deemed to apply, be governed by and construed and enforced in accordance with the law of Ohio.

         g. Arbitration of Disputes. All disputes under this Agreement, except for claims for injunctive relief, will be settled conclusively and without right of appeal therefrom by arbitration in Delaware County, Ohio, before a single arbitrator pursuant to the Rules of Commercial Arbitration of the American Arbitration Association ("AAA"). The arbitrator will be selected by the joint agreement of the Parties, but if they do not so agree within 10 calendar days after notice from either party to the other that it is instituting arbitration, they will request from the AAA a panel of 7 arbitrators from which the Parties will alternately strike names until a single arbitrator has been selected. The initial strike will be determined by the flip of a coin. Each Party will pay its own expenses of arbitration and the expenses of the arbitrator will be equally shared provided that, if in the opinion of the arbitrator any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrator may assess all or part of the expenses of the other Party (including attorney fees) and of the arbitrator as the arbitrator deems appropriate. To the extent the Parties resort to judicial action arising under this Agreement for injunctive relief, to enforce the judgment of an arbitrator, or because an arbitrator deems issues not arbitrable, the Parties hereby expressly consent to the jurisdiction of, and agree that such an action will be instituted only in, the state and federal courts sitting in or for Delaware County, Ohio, waive any objection to venue therein, and consent to service of process in any such action by certified mail.

                                                                             32.

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         IN WITNESS WHEREOF, the Parties have entered this Agreement on the day and year first hereinabove written.

                        FOR THE BANK:

                                      DCB Financial Corp.

                                      By:/s/ G. William Parker, M.D.
                                         ---------------------------------------
                                         G. William Parker, M.D.
                                      Its: Chairman, Board of Directors

                                      And:/s/ Vicki J. Lewis
                                          --------------------------------------
                                          Vicki J. Lewis
                                      Its: Chair, Salary and Benefits Committee

                                      FOR EXECUTIVE:

                                        /s/ Jeffrey Benton
                                      ------------------------------------------
                                        Jeffrey Benton

                                                                             33.

                        EXHIBIT A TO EMPLOYMENT AGREEMENT

2003 GOALS AND PERFORMANCE BONUS STANDARDS

Potential Bonus - $140,000.00

             Goal(1)                                     % of Potential Bonus Awarded for Attainment
             -------                                     -------------------------------------------
Earnings per share of at least $1.30                                           5
Earnings per share of at least $1.55                                          10
Earnings per share of at least $1.70                                          15

Growth in assets(2) of at least 8%                                             5
Growth in assets of at least 10%                                              10
Growth in assets of at least 12%                                              15

Efficiency ratio of not greater than 60                                        5
Efficiency ratio of not greater than 57                                       10
Efficiency ratio of not greater than 54                                       15

Camel rating of 1                                                             20

Completion of strategic plan update by 3/31/03                                15

Qualified stock option plan completed and voted on
     by shareholders by 9/30/03                                                5

Completion of succession plan and talent
     review by 10/31/03                                                        5

Compensation and incentive compensation review for
     all employees completed and approved by the Board
     by 10/31/03                                                               5

Meet monthly with all employees                                                5

-------------------
(1) All financial goals to be measured by audited financial statements. Bonus amounts for achievement of successive financial thresholds are cumulative; e.g., achieving earnings per share of at lease $1.70 will result in awarding a total of 15% of the potential bonus.

(2) From 12/31/02 to 12/31/03.

                                                                             34.